EXHIBIT 99.2
EZCORP’S NET INCOME INCREASES 31%
AUSTIN, Texas (November 5, 2009) — EZCORP, Inc. (Nasdaq: EZPW) announced today results for its fourth fiscal quarter and 2009 fiscal year ended September 30, 2009.
EZCORP’s net income for the quarter ended September 30, 2009 increased 31% to $20.9 million ($0.42 per share) compared to $16.0 million ($0.37 per share) for the prior year quarter. Total revenues for the quarter increased 34% to $164.8 million, primarily from a 43% increase in total sales (merchandise and jewelry scrapping) and a 39% increase in pawn service charges. Operating income improved 64% to $30.3 million (31% of net revenue) compared to $18.5 million (25% of net revenue) in the prior year quarter.
For the twelve months ended September 30, 2009, net income increased 31% to $68.5 million ($1.42 per share) compared to $52.4 million ($1.21 per share) for the prior year. Total revenues grew 31% to $597.5 million while operating income increased 38% to $101.5 million.
Acquisitions completed in November and December 2008 contributed net income of $4.2 million and $10.7 million in the current quarter and fiscal year. After the effect of shares issued, the acquisitions contributed approximately $0.04 and $0.11 per share in the current quarter and fiscal year.
Commenting on these results, President and Chief Executive Officer, Joe Rotunda, stated, “This is our 29th consecutive quarter and ninth consecutive year of earnings growth. We continue to deliver strong operating results with a strong balance sheet even in this tough economic environment. These results clearly demonstrate the value of our strategy to build earning assets through the pursuit of quality acquisitions, new store openings, and leveraging our store base through the introduction of new loan products.”
Rotunda continued, “We expect fiscal 2010 earnings of $1.65 to $1.69 per share, with $0.41 to $0.43 per share for the December quarter, representing earnings growth of approximately 18% and 27%. This includes the expected accretion from our $49 million strategic investment in Cash Converters completed earlier today. In fiscal 2010, we plan to open 40 to 50 Empeño Fácil pawn locations in Mexico, 35 to 45 Cash-Max payday loan locations in Canada, and 6 pawnshops in the United States.”
EZCORP provides loans or credit services to customers who do not have cash resources or access to credit to meet their short-term cash needs. In its pawnshops, the Company offers non-recourse loans collateralized by tangible personal property, commonly known as pawn loans. At these locations, the Company also sells merchandise, primarily collateral forfeited from its pawn lending operations, to consumers looking for good value. The Company also offers a variety of short-term consumer loans, including payday loans, installment loans and auto title loans, or fee-based credit services to customers seeking loans from unaffiliated lenders.
At September 30, 2009, EZCORP operated a total of 910 locations in the U.S., Mexico and Canada consisting of 369 U.S. pawnshops, 62 Mexico pawnshops, 477 U.S. short-term loan stores and 2 Canada short-term loan stores. The Company also has strategic investments in Albemarle & Bond Holdings PLC, one of the U.K.’s largest pawnbroking businesses with 115 stores, and Cash Converters International Ltd., an operator and franchisor of approximately 500 locations worldwide.
This announcement contains certain forward-looking statements regarding the Company’s expected operating and financial performance for future periods, including new store expansion, anticipated benefits of acquisitions and investments and expected future earnings. These statements are based on the Company’s current expectations. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including changing market conditions in the overall economy and the industry, consumer demand for the Company’s services and merchandise, actions of third parties who offer services and products in the Company’s locations and changes in the regulatory environment. For a discussion of these and other factors affecting the Company’s business and prospects, see the Company’s annual, quarterly and other reports filed with the Securities and Exchange Commission.
You are invited to listen to a conference call discussing these results on November 5, 2009 at 3:30pm Central Time. The conference call can be accessed over the Internet or replayed at your convenience at the following address.
http://www.videonewswire.com/event.asp?id=63071
For additional information, contact Dan Tonissen at (512) 314-2289.

EZCORP, Inc.
Highlights of Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,
	2009	2008
Revenues:
Merchandise sales	$48,381	$34,926
Jewelry scrapping sales	40,313	27,162
Pawn service charges	37,392	26,860
Signature loan fees	34,935	33,561
Auto title loan fees	1,923	—
Other	1,857	893

Total revenues	164,801	123,402
Cost of goods sold:
Cost of merchandise sales	30,216	20,490
Cost of jewelry scrapping sales	25,557	17,180

Total cost of goods sold	55,773	37,670
Bad debt:
Signature loan bad debt	10,379	12,303
Auto title loan bad debt	227	—

Total bad debt	10,606	12,303

Net revenue	98,422	73,429

Operations expense	54,282	41,619
Administrative expense	10,605	9,533
Depreciation and amortization	3,275	3,327
(Gain) / Loss on sale/disposal of assets	(57)	412

Operating income	30,317	18,538

Interest income	(24)	(118)
Interest expense	361	192
Equity in net income of unconsolidated affiliate	(1,853)	(1,180)
Other	—	(3)

Income before income taxes	31,833	19,647
Income tax expense	10,894	3,616

Net income	$20,939	$16,031

Net income per share, diluted	$0.42	$0.37

Weighted average shares, diluted	49,287	43,468

EZCORP, Inc.
Highlights of Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Year Ended September 30,
	2009	2008
Revenues:
Merchandise sales	$204,674	$155,828
Jewelry scrapping sales	118,922	76,732
Pawn service charges	130,169	94,244
Signature loan fees	133,344	128,478
Auto title loan fees	3,589	—
Other	6,758	2,121

Total revenues	597,456	457,403
Cost of goods sold:
Cost of merchandise sales	126,564	92,612
Cost of jewelry scrapping sales	77,025	46,790

Total cost of goods sold	203,589	139,402
Bad debt:
Signature loan bad debt	33,553	37,150
Auto title loan bad debt	380	—

Total bad debt	33,933	37,150

Net revenue	359,934	280,851

Operations expense	206,237	158,927
Administrative expense	40,497	34,951
Depreciation and amortization	12,746	12,354
(Gain) / Loss on sale/disposal of assets	(1,024)	939

Operating income	101,478	73,680

Interest income	(281)	(477)
Interest expense	1,425	420
Equity in net income of unconsolidated affiliate	(5,016)	(4,342)
Other	38	8

Income before income taxes	105,312	78,071
Income tax expense	36,840	25,642

Net income	$68,472	$52,429

Net income per share, diluted	$1.42	$1.21

Weighted average shares, diluted	48,076	43,327

EZCORP, Inc.
Highlights of Consolidated Balance Sheets (Unaudited)
(in thousands, except per share data and store counts)

	As of September 30,
	2009	2008
Assets:
Current assets:
Cash and cash equivalents	$44,764	$27,444
Pawn loans	101,684	75,936
Signature loans, net	8,357	7,124
Pawn service charges receivable, net	18,187	12,755
Auto title loans, net	1,663	1
Auto title loan finance charges receivable, net	529	—
Signature loan fees receivable, net	5,599	5,406
Inventory, net	64,001	43,209
Deferred tax asset	15,670	10,926
Prepaid expenses and other assets	16,927	9,115

Total current assets	277,381	191,916

Investment in unconsolidated affiliate	38,851	38,439
Property and equipment, net	51,154	40,079
Deferred tax asset, non-current	6,311	8,139
Goodwill	100,719	24,376
Other assets, net	18,101	5,771

Total assets	$492,517	$308,720

Liabilities and stockholders’ equity:
Current liabilities:
Current maturities of long-term debt	$10,000	$—
Accounts payable and other accrued expenses	33,838	29,425
Customer layaway deposits	4,175	2,327
Federal income taxes payable	572	246

Total current liabilities	48,585	31,998

Long-term debt, less current maturities	25,000	—
Deferred gains and other long-term liabilities	3,247	3,672
Total stockholders’ equity	415,685	273,050

Total liabilities and stockholders’ equity	$492,517	$308,720

Pawn loan balance per ending pawn store	$236	$229
Inventory per ending pawn store	$148	$130
Book value per share	$8.54	$6.58
Tangible book value per share	$6.14	$5.89
Pawn store count — end of period	431	332
Signature loan store count — end of period	479	477
Shares outstanding — end of period	48,703	41,525

EZCORP, Inc.
Operating Segment Results (Unaudited)
(in thousands, except store counts)

	U.S. Pawn	Empeño	EZMONEY
	Operations	Fácil	Operations	Consolidated
Three months ended September 30, 2009:
Revenues:
Sales	$85,554	$3,131	$9	$88,694
Pawn service charges	35,838	1,554	—	37,392
Signature loan fees	527	—	34,408	34,935
Auto title loan fees	322	—	1,601	1,923
Other	1,780	77	—	1,857

Total revenues	124,021	4,762	36,018	164,801

Cost of goods sold	53,747	2,020	6	55,773
Signature loan bad debt	247	—	10,132	10,379
Auto title loan bad debt	52	—	175	227

Net revenues	69,975	2,742	25,705	98,422

Operations expense	37,761	1,809	14,712	54,282

Store operating income	$32,214	$933	$10,993	$44,140

Pawn store count — end of period	369	62	—	431
Signature loan store count — end of period	6	—	473	479

Three months ended September 30, 2008:
Revenues:
Sales	$60,001	$2,087	$—	$62,088
Pawn service charges	25,343	1,517	—	26,860
Signature loan fees	651	—	32,910	33,561
Auto title loan fees	—	—	—	—
Other	893	—	—	893

Total revenues	86,888	3,604	32,910	123,402

Cost of goods sold	36,289	1,381	—	37,670
Signature loan bad debt	367	—	11,936	12,303
Auto title loan bad debt	—	—	—	—

Net revenues	50,232	2,223	20,974	73,429

Operations expense	25,753	1,328	14,538	41,619

Store operating income	$24,479	$895	$6,436	$31,810

Pawn store count — end of period	294	38	—	332
Signature loan store count — end of period	6	—	471	477

EZCORP, Inc.
Operating Segment Results (Unaudited)
(in thousands, except store counts)

	U.S. Pawn	Empeño	EZMONEY
	Operations	Fácil	Operations	Consolidated
Year ended September 30, 2009:
Revenues:
Sales	$313,048	$10,539	$9	$323,596
Pawn service charges	124,396	5,773	—	130,169
Signature loan fees	2,293	—	131,051	133,344
Auto title loan fees	1,313	—	2,276	3,589
Other	6,646	112	—	6,758

Total revenues	447,696	16,424	133,336	597,456

Cost of goods sold	196,914	6,669	6	203,589
Signature loan bad debt	828	—	32,725	33,553
Auto title loan bad debt	124	—	256	380

Net revenues	249,830	9,755	100,349	359,934

Operations expense	140,525	5,833	59,879	206,237

Store operating income	$109,305	$3,922	$40,470	$153,697

Pawn store count — end of period	369	62	—	431
Signature loan store count — end of period	6	—	473	479

Year ended September 30, 2008:
Revenues:
Sales	$225,747	$6,813	$—	$232,560
Pawn service charges	89,431	4,813	—	94,244
Signature loan fees	2,782	—	125,696	128,478
Auto title loan fees	—	—	—	—
Other	2,116	5	—	2,121

Total revenues	320,076	11,631	125,696	457,403

Cost of goods sold	135,142	4,260	—	139,402
Signature loan bad debt	1,108	—	36,042	37,150
Auto title loan bad debt	—	—	—	—

Net revenues	183,826	7,371	89,654	280,851

Operations expense	98,581	4,141	56,205	158,927

Store operating income	$85,245	$3,230	$33,449	$121,924

Pawn store count — end of period	294	38	—	332
Signature loan store count — end of period	6	—	471	477